Exhibit 99

Media Contact:

David Hallisey, (949) 471-7703

david.hallisey@gateway.com

Investor Contact:

Marlys Johnson, (605) 232-2709

marlys.johnson@gateway.com

PAUL WEAVER JOINS GATEWAY’S BOARD OF DIRECTORS

Irvine, Calif., May 18, 2006 – Gateway, Inc. announced today that Paul E. Weaver will join the company’s Board of Directors, effective July 1, 2006. Weaver was also appointed a member of the Audit and Corporate Governance & Nominating Committees, effective July 1, 2006.

Weaver, 60, is a global partner of PricewaterhouseCoopers, LLP and until recently, was chairman of the firm’s global technology practice group, focusing on technology, infocomm, entertainment and media. With more than 30 years at PwC, Weaver has also served as the managing partner of the firm’s Dallas office and vice-chairman in PwC’s New York office, responsible for all firmwide revenue related activities. During his tenure at PwC, Weaver served some of the largest global technology companies in the world.

“The addition of Paul Weaver strengthens Gateway’s board considerably, and his expertise in the area of accounting and corporate governance, especially as it relates to technology companies, will benefit the company for years to come,” said Gateway Chairman and interim CEO, Rick Snyder.

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Weaver has a BS from Elizabethtown College and a MBA from the University of Michigan. He is a board member of the Ellis Island/Statue of Liberty Foundation and also serves on the corporate advisory board of the University of Michigan Business School.

About Gateway

Since its founding in 1985, Irvine, Calif.-based Gateway (NYSE: GTW) has been a technology pioneer, offering award-winning PCs and related products to consumers, businesses, government agencies and schools. Gateway is the third largest PC company in the U.S. and among the top ten worldwide. The company’s value-based eMachines brand is sold exclusively by leading retailers worldwide, while the premium Gateway line is available at major retailers, over the web and phone, and through its direct and indirect sales force. See http://www.gateway.com for more information.

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